As filed with the Securities and Exchange Commission on July 1, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

______________________

Mobility Global Inc.

(Exact name of registrant as specified in its charter)

Delaware		39-4621962
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
5860 Trinity Parkway, Suite 600 Centreville, Virginia		20120
(Address of principal executive offices)		(Zip Code)

(703) 934-2664
Registrant’s Telephone Number, Including Area Code

Mobility Global Inc. 2026 Long Term Incentive Plan

(Full Title of the Plans)

William W. Eager Chief Executive Officer Mobility Global Inc. 5860 Trinity Parkway, Suite 600 Centreville, VA 20120
(Name and Address of Agent For Service)

______________________

Copies to:
Michael Kaplan Roshni Banker Cariello Arisa A. Sin Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act).  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Mobility Global Inc. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”) for the purpose of registering (i) 46,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Registrant that are authorized for issuance under the Mobility Global Inc. 2026 Long Term Incentive Plan (the “Plan”), including for purposes of the Converted Awards (as defined in the Plan) and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split or other similar transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the participants in the plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein:

(1)       The Registrant’s Registration Statement on Form 10 (“Form 10”) filed by the Registrant with the Commission on May 7, 2026 (File No. 001-43276), as subsequently amended (the “Form 10 Registration Statement”); and

(2)       The description of the Registrant’s capital stock, which is contained in the Information Statement filed as Exhibit 99.1 to the Form 10 Registration Statement, including any amendments or supplements thereto.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that no director or officer will be personally liable to the Registrant or its stockholders for monetary damages for breach of any duty as a director or officer, except for the following:

•	Any breach of the director or officer’s duty of loyalty to the Registrant or its stockholders;

•	Any act or omission not in good faith or which involved intentional misconduct of a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of Delaware law; and

•	Any transaction from which the director or officer derived an improper personal benefit.

As a result, neither the Registrant nor its stockholders has the right, including through stockholders’ derivative suits on the Registrant’s behalf, to recover monetary damages against a director or officer for breach of any duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

The Registrant’s amended and restated bylaws provide that, to the fullest extent permitted by Delaware law, the Registrant will indemnify any of its officers and directors in connection with any threatened, pending or completed action, suit or proceeding to which such person is, or is threatened to be made, a party, whether civil, criminal, administrative or investigative, arising out of the fact that the person is or was the Registrant’s director or officer, or served any other enterprise at the Registrant’s request as a director or officer.

The Registrant expects to maintain insurance for its directors and officers against certain liabilities, including liabilities under the Securities Act, under insurance policies, the premiums of which will be paid by the Registrant. The effect of these will be to indemnify any of the Registrant’s directors or officers against expenses, judgments, attorneys’ fees and other amounts paid in settlements incurred by a director or officer arising from claims against such persons for conduct in their capacities as directors or officers of the Registrant.

Item 7. Exemption for Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	Amended and Restated Articles of Incorporation of Mobility Global Inc.
4.2*	Amended and Restated Bylaws of Mobility Global Inc., adopted as of July 1, 2026
5.1*	Opinion of Davis Polk & Wardwell LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page hereof)
99.1*	Mobility Global Inc. 2026 Long Term Incentive Plan
107*	Calculation of Filing Fee Table

 _____________

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” set forth in Exhibit 107 to this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Centreville, Virginia, on July 1, 2026.

MOBILITY GLOBAL INC.

By:	/s/ William W. Eager
	Name:	William W. Eager
	Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Taptesh (Tasha) K. Matharu, Rebekah T. Richards and Diana Fang, and each of them, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rules 413 or 462 under the Securities Act of 1933, and to file or cause to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys or attorneys-in-fact or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on the dates and in the capacities indicated.

Signature	Title	Date
/s/ William W. Eager	Chief Executive Officer and Director	July 1, 2026
William W. Eager	(Principal Executive Officer)

/s/ Matthew A. Calderone	Chief Financial Officer	July 1, 2026
Matthew A. Calderone	(Principal Financial Officer)

/s/ Renato Negro	Chief Accounting Officer	July 1, 2026
Renato Negro	(Principal Accounting Officer)

/s/ Joseph R. Hinrichs	Chairman and Director	July 1, 2026
Joseph R. Hinrichs

/s/ Eric W. Aboaf	Director	July 1, 2026
Eric W. Aboaf

/s/ Heather Lavallee	Director	July 1, 2026
Heather Lavallee

/s/ Monique F. Leroux	Director	July 1, 2026
Monique F. Leroux

/s/ Mark S. Peek	Director	July 1, 2026
Mark S. Peek

/s/ Shilpa Ranganathan	Director	July 1, 2026
Shilpa Ranganathan

/s/ Alexander Taussig	Director	July 1, 2026
Alexander Taussig